From: Brian Manthey (news media) 414-221-4444 brian.manthey@wecenergygroup.com Beth Straka (investment community) 414-221-4639 beth.straka@wecenergygroup.com March 25, 2020 WEC Energy Group update on 2020 Annual Meeting MILWAUKEE — WEC Energy Group Inc. (NYSE: WEC) announced today that the company is working on alternative arrangements for the 2020 Annual Meeting that will take place May 6. “As indicated in the proxy statement we filed today, we had been looking forward to hosting our annual meeting at the New York Stock Exchange (NYSE) to recognize our long-standing listing on the exchange,” said Gale Klappa, executive chairman. “However, because of the COVID-19 pandemic, we will not be able to hold our annual meeting at the NYSE.” The company will provide details over the next few weeks when plans for the May 6 meeting are finalized. WEC Energy Group (NYSE: WEC), based in Milwaukee, is one of the nation’s premier energy companies, serving 4.5 million customers in Wisconsin, Illinois, Michigan and Minnesota. The company’s principal utilities are We Energies, Wisconsin Public Service, Peoples Gas, North Shore Gas, Michigan Gas Utilities, Minnesota Energy Resources and Upper Michigan Energy Resources. The company’s other major subsidiary, We Power, designs, builds and owns electric generating plants. WEC Energy Group (wecenergygroup.com) is a Fortune 500 company and a component of the S&P 500. The company has approximately 45,000 stockholders of record, 7,500 employees and $35 billion of assets. # # #